UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 14, 2021

The AZEK Company Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39322	90-1017663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1330 W Fulton Street 350 Chicago, Illinois	60607
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 275-2935

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	AZEK	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2021, The AZEK Company Inc. (the “Company”) announced the appointment of Peter Clifford as Senior Vice President and Chief Financial Officer, effective as of August 16, 2021. Mr. Clifford, 51, will succeed Ralph Nicoletti, who will retire from the Company effective as of August 16, 2021, but will continue to work with the Company as a consultant through September 30, 2021 to support the leadership transition.

Prior to joining the Company, Mr. Clifford served as President and Chief Operating Officer, from May 2019 to August 2021, as well as Chief Financial Officer, from March 2015 to May 2019, of Cantel Medical Corp., which was publicly traded until its acquisition by STERIS plc in June 2021. Before joining Cantel Medical Corp., from March 2006 to March 2015, Mr. Clifford held many senior financial positions at IDEX Corporation, including as Chief Financial Officer of IDEX Corporation’s Fluid Metering Technology & Health & Science Technologies Divisions. Mr. Clifford also worked in various financial leadership roles at General Electric Company before joining IDEX Corporation.

As further set forth in the employment agreement (the “Employment Agreement”) entered into between the Company and Mr. Clifford, Mr. Clifford will receive an annual base salary of $600,000 and will be eligible to receive an annual incentive award with a target value of 75% of his base salary and an annual long-term incentive award with a target value of $1,000,000. In addition, Mr. Clifford will receive a one-time initial equity award with an aggregate value of $2,300,000. The foregoing description of Mr. Clifford’s compensation arrangements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

In the event Mr. Clifford’s employment is terminated by the Company other than for Cause (as defined in the Employment Agreement) or by Mr. Clifford for Good Reason (as defined in the Employment Agreement), the Company will be obligated to continue to pay Mr. Clifford’s base compensation for a period of twelve months following the termination date, and the Company will also pay a pro-rated annual bonus for the year at target. The Company’s obligation to make such termination payments will be conditioned on Mr. Clifford’s compliance with specified restrictive covenants and Mr. Clifford’s obligations with respect to the Company’s confidential information, and Mr. Clifford’s execution, delivery and non-revocation of a valid and enforceable general release of claims in a form reasonably satisfactory to the Company.  In addition, if Mr. Clifford’s employment is terminated by the Company or any successor without Cause, or is terminated by Mr. Clifford for Good Reason, within two years after a Change in Control (as defined in the Company’s Incentive Compensation Plan), each Award (as defined in the Company’s Incentive Compensation Plan) granted to Mr. Clifford prior to the Change in Control will become fully vested and, as applicable, exercisable.

The Employment Agreement contains covenants by Mr. Clifford restricting competition, solicitation of employees and solicitation of customers or prospective customers, in each case for 24 months following Mr. Clifford’s termination of employment with the Company.

As of the date of this Current Report on Form 8-K, Mr. Clifford has no family relationships that require disclosure pursuant to Item 401(d) of Regulation S-K, and none of Mr. Clifford or any of his immediate family members is a party, either directly or indirectly, to any transactions that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On July 19, 2021, the Company issued a press release regarding the matters discussed herein. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in Item 7.01 of this Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the

Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)Exhibits

10.1	Employment Agreement, dated as of July 14, 2021, by and between Peter Clifford and CPG International LLC

99.1	Press Release of The AZEK Company Inc., dated as of July 19, 2021, announcing the appointment of Peter Clifford as Chief Financial Officer

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The AZEK Company Inc.

Date: July 19, 2021	By:	/s/ Paul J. Kardish
Paul J. Kardish
Senior Vice President and Chief Legal Officer